Exhibit 99.1

NGL ENERGY PARTNERS ANNOUNCES COMPLETION OF

PACER PROPANE CONTRIBUTION OF ASSETS

January 3, 2012 - TULSA, Oklahoma, (BUSINESS WIRE) — NGL Energy Partners LP (NYSE: NGL) today announced that it has completed the contribution of Pacer Propane (“Pacer”) assets to NGL in exchange for approximately $30.5 million in cash plus net working capital and 1.5 million NGL common units.

Pacer Propane was founded in 1991 by Frank Mapel and other partners, and has grown over the years to include retail propane operations in the states of Washington, Oregon, Utah, Colorado, Illinois and Mississippi. “Partnering with NGL allows myself, my partners and our employees the ability to continue the Pacer legacy,” Mr. Mapel said.  “I am excited by the opportunities this transaction presents for our employees and will remain active working with NGL management.”

Shawn Coady, NGL Retail Division Co-President and Chief Operating Officer, noted that “Pacer Propane expands our geographic footprint into the western states, and is expected to add approximately 17 million gallons of annual volume, an estimated $7.0 - $8.0 million annual EBITDA, and will enhance our weather diversification strategy.  Since NGL Energy Partners’ May 2011 initial public offering, we have extended our retail propane operations to both coasts and significantly expanded our midstream business by adding 12 natural gas liquids terminals through our recently completed SemStream transaction.”

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane.  The Partnership completed its initial public offering in May 2011.  For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and the impact of the transaction with respect to weather patterns.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com

Contact:

Craig S. Jones, Chief Financial Officer

(918) 477-0532

Craig.Jones@nglep.com